Exhibit 99.1

2006

Q1

I	FIRST QUARTER REPORT SUMMARY

BEHRINGER HARVARD SHORT-TERM OPPORTUNITY FUND I LP

CORPORATE HEADQUARTERS

15601 Dallas Parkway

Suite 600

Addison, Texas 75001

866.655.3600

INVESTOR INFORMATION

For additional information about

Behringer Harvard and its real estate

programs, please contact us at

866.655.3650.

Highlights

Fund Details

•                  Total leased space at the end of the first quarter of 2006 represented approximately 92% of the Fund’s total rentable square footage.

•                  We are in negotiations with a well-recognized corporation that would be an excellent replacement tenant for our 1221 Coit property. This asset is currently under a long-term lease to a call center operation whose management has informed us of their intent to pay a significant fee to exercise their early lease termination option.

•                    Investors continued to receive distributions at a 3% annualized rate.

Financial Statement Details

•                  Total revenue was approximately $4.9 million, as compared to $4.8 million in the fourth quarter of 2005. This growth included $73,000 of base rent at 4245 N. Central as a result of new leases and an increase in our ownership interest during the previous quarter.

•                  Net operating income was approximately $114,000 lower during the first quarter due to increases in property taxes and other operating expenses.

•                  Total assets increased $6.8 million during the first quarter of 2006. This was the result of approximately $10 million in capitalized improvements at the Hotel Palomar and Residences (Mockingbird Commons Property), offset by $3.1 million of depreciation and amortization expense.

•                  Total liabilities grew during the first quarter due primarily to additional construction financing draws of $8.3 million at the Hotel Palomar and Residences and approximately $363,000 at Bretton Woods (Northwest Highway Property), a residential lot development.

Market Details

•                  The Dallas office market absorbed approximately 450,000 square feet during the first quarter of 2006. The market has shown five consecutive quarters of positive absorption for a total of 4.9 million square feet since the fourth quarter of 2004.

•                  Average lease rates in the Dallas office market have steadily risen over the past four quarters.

BEHRINGER HARVARD SHORT-TERM OPPORTUNITY FUND I LP

FINANCIAL HIGHLIGHTS (Unaudited)

NET OPERATING INCOME (NOI)

	Three months	Three months
	ended	ended
(in thousands)	Mar. 31, 2006	Dec. 31, 2005
Total revenue	$4,922	$4,845

Operating expenses
Property operating expenses	935	802
Ground rent	88	88
Real estate taxes	810	748
Property and asset management fees	365	330
Less: Asset management fees	(158)	(119)
Total operating expenses	2,040	1,849

Net operating income(1)	$2,882	$2,996

RECONCILIATION OF NOI TO NET INCOME

Net operating income(1)		$2,882	$2,996

Less:	Depreciation & amortization	(2,749)	(2,701)
	General & administrative expenses	(209)	(215)
	Interest expense	(852)	(1,313)
	Asset management fees	(158)	(119)
	Equity in unconsolidated joint ventures	—	(60)
Add:	Interest income	67	75
	Minority interest	49	192

Net loss		$(970)	$(1,145)

CONDENSED CONSOLIDATED BALANCE SHEET

	Mar. 31, 2006	Dec. 31, 2005
Gross total assets	$202,346	$192,409
Less: Accumulated depreciation and amortization	(14,992)	(11,832)
Net total assets	$187,354	$180,577

Total liabilities	$93,333	$84,722
Total minority interest	7,157	7,128
Total partners’ capital	86,864	88,727
Total liabilities and partners’ capital	$187,354	$180,577

In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments (of a normal recurring nature) necessary to present fairly our consolidated financial position as of March 31, 2006 and December 31, 2005 and our unaudited condensed consolidated results of operations for the three months ended March 31, 2006 and December 31, 2005. A copy of the Partnership’s Form 10-Q, filed with the Securities and Exchange Commission, is available without charge at www.sec.gov, or by visiting behringerharvard.com, or by written request to the Partnership at its corporate headquarters.

This quarterly report summary contains forward-looking statements, including discussion and analysis of the financial condition of Behringer Harvard Short- Term Opportunity Fund I LP (which may be referred to as the “Partnership,” “we,” “us,” or “our”) and our subsidiaries, our anticipated capital expenditures required to complete projects, amounts of anticipated cash distributions to our limited partners in the future and other matters. These forward-looking statements are not historical facts but are the intent, belief or current expectations of our management based on their knowledge and understanding of the business and industry. Words such as “may,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “would,” “could,” “should” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.

(1) Net operating income (NOI) is defined as net income, computed in accordance with generally accepted accounting principles (GAAP), generated from properties before interest expense, asset management fees, interest income, general and administrative expenses, depreciation, amortization and minority interests. Management believes that NOI provides the investor with an accurate measure of the Partnership’s operating performance because NOI reflects the operating performance of its properties and excludes certain items that are not associated with management of the properties. To facilitate understanding of this financial measure, a reconciliation of net operating income to net income has been provided in accordance with GAAP.

Published 06/06	6050144
© 2006 Behringer Harvard